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                                   EXHIBIT 4.5


                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT


         This Amendment No. 2 to Rights Agreement (this "Amendment") is made and entered into as of this 28th day of September, 2000 by and between ChromaVision Medical Systems, Inc., a Delaware corporation (the "Company"), and Harris Trust Company of California, a trust company organized under the laws of the State of California, as Rights Agent (the "Rights Agent").

         The Company and the Rights Agent are parties to a Rights Agreement dated as of February 10, 1999, as amended by the Amendment to Rights Agreement dated as of June 21, 1999 (collectively the "Rights Agreement"). The parties now desire to amend the Rights Agreement on the terms set forth herein. All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Rights Agreement, and all inconsistencies between this Amendment and the Rights Agreement shall be resolved in favor of this Amendment.

         1. Definition of 15% Stockholder. The definition of "15% Stockholder" in Section 1 of the Rights Agreement is hereby amended to read in full as follows:

         "15% Stockholder" shall mean any Person that Beneficially Owns 15% or more of the Voting Shares of the Company then outstanding; provided, however, that the term "15% Stockholder" shall not include

         (i) an Exempt Person;

         (ii) any Person that would not otherwise be a 15% Stockholder but for a reduction in the number of outstanding Voting Shares resulting from a stock repurchase program or other similar plan of the Company or from a self tender offer of the Company, which Plan or tender offer commenced on or after the date hereof; provided, however, that the term "15% Stockholder shall include such Person from and after the first date upon which (A) such Person, since the date of the commencement of such plan or tender offer, shall have acquired Beneficial Ownership of, in the aggregate, a number of Voting Shares of the Company equal to 1% or more of the Voting Shares of the Company then outstanding and (B) such Person, together with all Affiliates and Associates of such Person, shall Beneficially own 15% or more of the Voting Shares of the Company then outstanding;

         (iii) any Person that would not otherwise be a 15% Stockholder but for its Beneficial Ownership of Rights;

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         (iv) any Person that is the Beneficial Owner of 15% or more of the outstanding Voting Shares of the Company as of February 10, 1999 and thereafter has continued to be the Beneficial Owner of at least 15% of the Voting Shares of the Company then outstanding; provided however, that the term "15% Stockholder" shall include such Persons from and after the first date upon which

                           (A) such person since February 10, 1999 shall have
                  acquired, without the prior approval of the Board of Directors of the Company, Beneficial Ownership of additional Voting Shares excluding (y) up to 1,351,607 shares acquired and to be acquired by Safeguard Scientifics, Inc. in the aggregate from Technology Leaders, L.P., Technology Leaders Offshore C.V., Technology Leaders II L.P. and Technology Leaders II Offshore C.V. after February 10, 1999, and (z) shares and warrants to purchase shares to be acquired by Safeguard Delaware, Inc., a wholly-owned subsidiary of Safeguard Scientifics, Inc. from the Company, as approved by a the Board of Directors of the Company on September 27, 2000, and provided

                           (B) such Person, together with all Affiliates and
                    Associates of such Person shall Beneficially Own not more than 40% of the Voting Shares of the Company then outstanding; or

         (v) any Exempted Group.

In calculating the percentage of the outstanding Voting Shares that are Beneficially Owned by a Person for purposes of this definition, Voting Shares that are Beneficially Owned by such Person shall be deemed outstanding, and Voting Shares that are not Beneficially owned by such Person and that are subject to issuance upon the exercise or conversion of outstanding conversion rights, exchange rights, warrants or options shall not be deemed outstanding. Any determination made by the Board of Directors of the Company as to whether any person is or is not a 15% Stockholder shall be conclusive and binding upon all holders of Rights."

         2. Definition of Exempted Group. Section 1 of the Rights Agreement is hereby amended to add the following definition:

         "Exempted Group" shall mean any group (as defined in Rule 13d-5 promulgated under the Exchange Act as in effect on the date hereof) consisting of Safeguard Scientifics, Inc., its Affiliates and Associates, and incuVest LLC, a limited liability company and its Affiliates and Associates, but only so long as (i) Safeguard Scientifics, Inc. and its Affiliates and Associates Beneficially Own more than a majority of the Voting Shares of the Company Beneficially Owned in the aggregate by Safeguard Scientifics, Inc., its Affiliates and Associates, incuVest LLC and its Affiliates and Associates and (ii) Safeguard Scientifics, Inc., its Affiliates and Associates, incuVest LLC and its Affiliates and Associates do not Beneficially Own in the aggregate more than 45% of the Voting Shares of the Company then outstanding."

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         3. Continued Effectiveness. Except as amended hereby, the Rights
Agreement shall remain in full force and effect.

         4. Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.




                                        CHROMAVISION MEDICAL SYSTEMS, INC.

Attest:

By:   /s/ Allison Wlodyka               By:   /s/  Kevin C. O'Boyle
      ---------------------------             ----------------------------------
      Name:  Allison Wlodyka                  Name:  Kevin C. O'Boyle
      Title:  Assistant Secretary             Title:  Senior VP Operations

     Dated:  September 28, 2000

                                        HARRIS TRUST COMPANY OF CALIFORNIA,
                                        as Rights Agent

Attest:

By:   /s/                               By:   /s/  Martin J. McHale
      ---------------------------             ----------------------------------
      Name:                                   Name:  Martin J. McHale
      Title:                                  Title:  President